EXHIBIT 1
ROYAL BANK OF CANADA
ANNUAL
INFORMATION
FORM
November 29, 2006

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. We may make such statements in this annual information form, in other filings with Canadian regulators or the United States Securities and Exchange Commission (SEC), in reports to shareholders or in other communications. These forward-looking statements include, among others, statements with respect to our medium-term goal and 2007 objectives, and strategies to achieve our objectives, as well as statements with respect to our beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions. The words “may,” “could,” “should,” “would,” “suspect,” “outlook,” “believe,” “plan,” “anticipate,” “estimate,” “expect,” “intend,” “forecast,” “objective” and words and expressions of similar import are intended to identify forward-looking statements.
     By their very nature, forward-looking statements involve numerous factors and assumptions, and are subject to inherent risks and uncertainties, both general and specific, which give rise to the possibility that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include credit, market, operational and other risks identified and discussed under the Risk management section in our 2006 management discussion and analysis; general business and economic conditions in Canada, the United States and other countries in which we conduct business; the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar and British pound; the effects of changes in government monetary and other policies; the effects of competition in the markets in which we operate; the impact of changes in laws and regulations, including tax laws; judicial or regulatory judgments and legal proceedings; the accuracy and completeness of information concerning our clients and counterparties; successful execution of our strategy; our ability to complete and integrate strategic acquisitions and joint ventures successfully; changes in accounting standards, policies and estimates; and our ability to attract and retain key employees and executives. Other factors that may affect future results include the timely and successful development of new products and services; technological changes; unexpected changes in consumer spending and saving habits; the possible impact on our business from disease or illness that affects local, national or global economies; disruptions to public infrastructure, including transportation, communication, power and water; the possible impact on our businesses of international conflicts and other political developments including those relating to the war on terrorism; and our success in anticipating and managing the associated risks.
     We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.
     Additional information about these factors can be found under the Risk management section and the Additional risks that may affect future results section in our 2006 management’s discussion and analysis.

TABLE OF CONTENTS

		Management’s
		Discussion &
	Annual	Analysis
	Information	Incorporated by
	Form	Reference
CORPORATE STRUCTURE
— Name, Address and Incorporation	4
— Intercorporate Relationships	4
GENERAL DEVELOPMENT OF THE BUSINESS
— Three Year History	4	26-32
DESCRIPTION OF THE BUSINESS
— General Summary	6	26-32 38-62
— Seasonality	7	43-45
— Competition	7
— Government Supervision and Regulation — Canada	8
— Government Supervision and Regulation — United States	10
— Risk Factors	12	72-91
DIVIDENDS	12
DESCRIPTION OF CAPITAL STRUCTURE
— General Description	13
— Constraints	14
— Ratings	14	86
MARKET FOR SECURITIES
— Trading Price and Volume	15
DIRECTORS AND EXECUTIVE OFFICERS
— Directors	16
— Committees of the Board	18
— Executive Officers	18
— Ownership of Securities	19
— Cease Trade Orders, Bankruptcies, Penalties or Sanctions	19
— Conflicts of Interest	20
LEGAL PROCEEDINGS (Note 27 to our consolidated financial statements)	20	140-143
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	20
TRANSFER AGENT AND REGISTRAR	20
EXPERTS	20
AUDIT COMMITTEE
— Audit Committee Mandate	21
— Composition of the Audit Committee	21
— Relevant Education and Experience of Audit Committee Members	21
— Pre-Approval Policies and Procedures	22
— Independent Registered Fees	22
ADDITIONAL INFORMATION	23
TRADEMARKS	23
APPENDIX A — PRINCIPAL SUBSIDIARIES	24
APPENDIX B — EXPLANATION OF RATING & OUTLOOK	25
APPENDIX C — AUDIT COMMITTEE MANDATE	27
APPENDIX D — PRE-APPROVAL POLICIES AND PROCEDURES	32
INFORMATION IS AT OCTOBER 31, 2006, UNLESS OTHERWISE NOTED.

CORPORATE STRUCTURE
NAME, ADDRESS AND INCORPORATION1
Royal Bank of Canada is a Schedule I bank under the Bank Act (Canada), which constitutes its charter. The Bank was created as Merchants Bank in 1864 and was incorporated under the “Act to Incorporate the Merchants’ Bank of Halifax” assented to June 22, 1869. The Bank changed its name to The Royal Bank of Canada in 1901 and to Royal Bank of Canada in 1990.
     The Bank’s corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada and its head office is located at 1 Place Ville-Marie, Montreal, Quebec, Canada.
INTERCORPORATE RELATIONSHIPS
Information about intercorporate relationships with principal subsidiaries, including place of incorporation and percentage of securities owned by the Bank, is provided in Appendix A.

GENERAL DEVELOPMENT OF THE BUSINESS

THREE YEAR HISTORY
In 2004, we began an intensive process to examine our operations and structures to better realize our vision of “always earning the right to be our clients’ first choice”. As a result we launched Client First, which comprised of activities to find new ways to generate stronger revenue growth and streamline our organization for faster decision-making, quicker implementation and better productivity. As well, we continued to expand our business through strategic acquisitions. Information about our acquisitions as well as dispositions over the last three years can be found in the chart below.
     Beginning in 2005, as part of our Client First, we realigned our organizational structure, resources and processes, to meet the financial needs of our clients more effectively across all of our businesses. Our five previous business segments were realigned into three: RBC Canadian Personal and Business, RBC U.S. and International Personal and Business, and RBC Capital Markets, structured around client needs and geographic location. We also consolidated at the enterprise level our corporate support team, which consists of Global Technology and Operations and Global Functions which allowed us to provide more focused, efficient and responsive support to each of our businesses. This realignment also provided us the opportunity to introduce new leadership at the business segment levels, to eliminate redundant positions, to streamline processes as well as to implement cost containment initiatives. We also divested non-strategic operations and assets, expanded our distribution network and product offerings, and sought out new revenue growth opportunities, while enhancing our service to clients in a cost-efficient manner.
     In 2006, our business strategies and actions continued to be guided by Client First and we focused on enhancing client satisfaction and loyalty, while generating strong revenue and earnings growth, continuously improving productivity, and seeking to deliver top quartile financial performance versus our North American peer group. Our strategic goals are:
•	to be the undisputed leader in financial services in Canada;

•	to build on our strengths in banking, wealth management, and capital markets in the U.S.; and

•	to be a premier provider of selected global financial services.

[1]	When we say “we”, “us”, “our”, or “RBC”, we mean Royal Bank of Canada and its subsidiaries, as applicable. Reference to “the Bank” means Royal Bank of Canada without its subsidiaries.

     We remain focused on driving business growth, both domestically and internationally, by leveraging and building on our corporate and geographical strengths. In Canada, we continued to strengthen our leadership position in most major product categories by enhancing our products and services and expanding our distribution network to better meet our clients’ needs and deepen client relationships. In the U.S., we continued to build scale and capability in all our major businesses through a combination of organic growth and acquisitions. Internationally, we expanded our distribution network, products and services, and focused our expansion in fast-growing markets and regions.
     Our acquisitions and dispositions that have influenced the general development of our business over the past three years are summarized in the following table:

BUSINESS	ACQUISITION/DISPOSITION	KEY CHARACTERISTICS

RBC Canadian Personal and Business	Liberty Insurance Services Corporation (2005)	• Sold to IBM Corporation. • Long-term agreement with IBM to perform key business processes for our U.S. insurance operations.

Canadian operations of Provident Life and Accident Insurance Company, a subsidiary of UnumProvident Corporation (2004)
•  This acquisition made us the number one provider of individual living benefits products in Canada and provided a considerable position in group long term disability insurance and also expanded our distribution network from 7,000 to 17,000 independent brokers.

RBC U.S. and International Personal and Business	American Guaranty & Trust (AG&T) (2006)
•  Acquisition provides us with U.S. trust solutions to high net worth clients.
•  AG&T administers more than 1,000 personal trusts and holds more than US$1.3 billion in trust and investment accounts for its clients.

	Abacus Financial Services Group Limited (2006)	• Acquisition strengthened our position in wealth management services in the U.K. and Channel Islands, adding assets under administration of US$41 billion.

	Certain assets of RBC Mortgage Company (2005)	• We completed the sale of certain assets to Home123 Corporation and the remaining business has been substantially wound down.

	Provident Financial Group Inc. — Florida Branch Network (2004)	• Acquisition of Florida operations for continued expansion into high-growth Florida market.

RBC Capital Markets	RBC Dexia Institutional Services (RBC Dexia IS) (2006)
•  We combined our Institutional & Investor Services business with the Dexia Fund services business of Dexia Banque Internationale à Luxembourg in return for a 50% joint venture interest in RBC Dexia IS.

William R. Hough & Co. (2004)
•  Acquisition of a privately held full-service investment firm that specialized in fixed income sales, trading and underwriting, created a platform to expand our municipal bond underwriting services in the southeast U.S.

     We recently announced our intention to acquire, subject to regulatory approval and other customary closing conditions, the following:

BUSINESS	ACQUISITION	KEY CHARACTERISTICS

RBC U.S. and International Personal and Business	Flag Financial Corporation and its bank subsidiary, Flag Bank
•  Acquiring 17 branches with 370 employees serving approximately 22,000 households in metro Atlanta and central and western areas of Georgia.
•  Extends our presence in high-growth markets in Georgia.
•  Expected to close end of calendar year 2006.

	39 AmSouth Bank branches in Alabama	• Acquiring 39 branches with almost 400 employees located across the state of Alabama including Mobile, Montgomery, Huntsville and Tuscaloosa.
• Extends our footprint in high-growth markets in southeast U.S.
• Expected to close in March 2007.

BUSINESS	ACQUISITION	KEY CHARACTERISTICS

RBC Capital Markets	Carlin Financial Group	• Acquiring the broker-dealer business and certain other assets.
• Provides a best-in-class electronic execution platform from which to serve the emerging hedge fund and professional trader communities.
• Expected to close in the first quarter of 2007.

	Daniel & Associates, L.P.	• Acquiring a mergers and acquisition advisor to the cable, telecom and broadcast industries.
• Bolsters presence in the U.S. investment banking market while enhancing our ability to provide industry-wide focused advice.
• Expected to close in the first quarter of 2007.

     During the fourth quarter of 2006, we entered into a joint venture agreement with China Minsheng Banking Corp., Ltd. (China Minsheng Bank) to launch a new Chinese joint venture fund management company, pending regulatory and other approvals. The joint venture company will create, manage, and sell mutual funds in local currency to retail and institutional investors in China.
     Additional information, about our three year history can also be found under the “Executive summary” beginning on page 26 of our management’s discussion and analysis, which pages are incorporated by reference herein.

DESCRIPTION OF THE BUSINESS

GENERAL SUMMARY
The Bank and its subsidiaries operate under the master brand name RBC. We are Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial service companies. We provide personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. Our corporate support team enables business growth with expert professional advice and state-of-the-art processes and technology. We employ approximately 70,000 full- and part-time employees who serve more than 14 million personal, business, public sector and institutional clients through offices in North America and 34 countries around the world.
RBC Canadian Personal and Business
RBC Canadian Personal and Business consists of our personal and business banking and wealth management businesses in Canada as well as our global insurance businesses. This segment is comprised of Personal Banking, Business Financial Services, Cards and Payment Solutions, Wealth Management and Global Insurance and employs over 28,000 full-time employees. It provides a broad suite of financial products and services to over 13 million individual and business clients through its extensive branch, automated banking machine, online and telephone banking networks, as well as through a large number of proprietary sales professionals and investment advisors in addition to a wide-ranging third-party network of independent insurance distributors.
RBC U.S. and International Personal and Business
RBC U.S. and International Personal and Business consists of our personal and business banking and retail brokerage businesses in the U.S., banking in the Caribbean and private banking internationally. This segment is comprised of Wealth Management, which includes Global Private Banking and certain activities of RBC Dain Rauscher, and Banking, which includes RBC Centura Bank and Caribbean banking operations and employs approximately 11,200 full-time employees.

RBC Capital Markets
RBC Capital Markets provides a wide range of corporate and investment banking, sales and trading, research and related products and services to corporations, public sector and institutional clients in North America and specialized products and services in select global markets. This segment consists of two main businesses, Global Markets and Global Investment Banking and Equity Markets and our 50% ownership in RBC Dexia IS. All other businesses, including National Clients and Global Credit, are grouped under Other. RBC Capital Markets employs (excluding RBC Dexia IS) approximately 3,100 full-time employees.
Corporate Support
Corporate Support activities include our global technology and operations group, corporate treasury, finance, human resources, risk management and other global functions, the costs of which are largely allocated to the business segments. Corporate Support employs approximately 18,000 full-time employees.
     Additional information about our business and each segment (including segment results) can be found under “Executive summary” beginning on page 26 and under “Business segment results from continuing operations” beginning on page 45 of our management’s discussion and analysis, which pages are incorporated by reference herein.
SEASONALITY
Seasonality factors impact our results in most quarters. The second quarter has fewer days than the other three quarters, resulting in a decrease in individual revenue and expense items. The third and fourth quarters include the summer months during which market activity frequently slows, negatively impacting the results of our capital markets, brokerage and investment management businesses.
     Additional information about seasonality is provided under “Quarterly financial information” beginning on page 43 of our management’s discussion and analysis, which page is incorporated by reference herein.
COMPETITION
As we enter and expand into new lines of business, our competition has grown to include other banks, credit unions, investment dealers, self-directed brokers, mutual fund companies, money managers, custody service providers, insurance companies, virtual banks, and specialty financial service providers. Key competitive factors include the range and features of financial products, pricing, distribution, and service quality.
RBC Canadian Personal and Business
The competitive landscape of the Canadian financial services industry consists of the ‘Big Six’ Schedule I banks (including us), 13 smaller domestic banks, about 29 independent trust companies, 49 foreign banks (as subsidiaries or Canadian branches), almost 1,300 credit unions and caisses populaires, approximately 89 life insurance companies, around 68 property and casualty insurers, about 180 independent investment dealers and over 60 independent retail mutual fund management companies. Competition has intensified over the years as foreign financial service providers and non-traditional competitors (retailers, online players, etc.) enter the Canadian financial services industry to provide credit cards, mutual funds, small business loans, consumer finance and retail and investment banking services.
     In this competitive environment, we have the number one or number two market share in most businesses. In wealth management, we have the leading full service brokerage operation and the second largest Canadian self-directed broker. RBC Asset Management is one of Canada’s largest money managers. Our Canadian insurance business is one of the leading Canadian life insurers in Canada as measured by new individual policies issued, and is also a leader in travel insurance, creditor products and individual disability insurance.
RBC U.S. and International Personal and Business
The U.S. financial services industry is fragmented but also extremely competitive. There are more than 5,000 registered broker-dealers in the U.S. and approximately 3,400 deposit-taking institutions in the southeast alone. These comprise global and regional players as well as monoline service providers. In retail banking, RBC Centura is ranked 6th by deposits in North Carolina, and among the top 15 in deposits within its state banking footprint (North Carolina, South Carolina, Virginia, Georgia and Florida). RBC Dain Rauscher is the 8th largest full-service brokerage business, based on number of financial consultants, with a presence in 40 states.
     Internationally, our Caribbean banking business is ranked in the top three in deposits in most markets where it operates, which are small and relatively concentrated. Our global private banking business operates in a highly fragmented industry consisting of a few major banks and many small specialist operations.
RBC Capital Markets
Capital markets are by their nature international, and we operate via 74 offices around the world, including New York and London. In Canada, where we are a leader in the capital markets in both debt and equity, we compete with Canadian Schedule I banks, bulge bracket investment banks and smaller boutique firms. In the US, where we target middle market companies, competition is vigorous from boutiques, middle market and global wholesale banks. Globally, RBC Capital Markets’ strengths in Canadian dollar debt issuance and foreign exchange, mining, energy, structured products and infrastructure and public finance pits us against global wholesale banks and dominant regional players. Our transaction processing segment has the largest Canadian custody operations in Canada, as measured by assets under administration.
GOVERNMENT SUPERVISION AND REGULATION – CANADA
As a Canadian Schedule I Bank, the Bank, along with its Canadian trust and loan and insurance subsidiaries are federally regulated financial institutions governed by respectively, the Bank Act (Canada) (Bank Act), the Trust and Loan Companies Act (Canada) and the Insurance Companies Act (Canada). The activities of the Bank’s trust and loan and insurance subsidiaries are also regulated under provincial and territorial laws in respect of their activities in the provinces and territories.
     The Office of the Superintendent of Financial Institutions (OSFI) is responsible to the Minister of Finance (the Minister) for the supervision of the Bank, as well as its Canadian trust and loan and insurance subsidiaries. OSFI is required, at least once a year, to examine the affairs and business of each institution for the purpose of determining whether statutory requirements are duly observed and the institution is in sound financial condition, and report to the Minister. The Bank is also required to make periodic reports to OSFI, the Minister and the Bank of Canada.
     The Bank is subject to regulation under the Financial Consumer Agency of Canada Act (FCAC Act). The Financial Consumer Agency of Canada (Agency) enforces consumer-related provisions of the federal statutes which govern financial institutions. The Commissioner of the Agency must report to the Minister on all matters connected with the administration of the FCAC Act and consumer provisions of other federal statutes, including the Bank Act, Trust and Loan Companies Act and Insurance Companies Act.

     The Bank, and its subsidiaries Royal Trust Corporation of Canada, The Royal Trust Company and Royal Bank Mortgage Corporation are member institutions of the Canada Deposit Insurance Corporation (CDIC). The CDIC insures certain deposits held at the member institutions.
     Under the Bank Act, the Bank is prohibited from engaging in or carrying on any business other than the business of banking. The Bank can provide, amongst other services, any financial services, investment counselling services and portfolio management services, as well as provide general insurance advice, act as a financial agent and issue and operate payment, credit or charge card plans.
     The Bank has broad powers to invest in securities, but is limited in making “substantial investments” or in controlling certain types of entities. A “substantial investment” will arise through direct or indirect beneficial ownership of voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of a company, shares representing more than 25% of the shareholders’ equity in a company, or interests representing more than 25% of the ownership interests in any other entity.
     The Bank can however, make controlling, and in certain circumstances, non-controlling substantial investments in Canadian banks, trust or loan companies, insurance companies, cooperative credit societies and entities primarily engaged in dealing in securities; in foreign regulated entities which are primarily engaged outside Canada in a business that if carried on in Canada would be the business of banking, the business of a cooperative credit society, the business of insurance, the business of providing fiduciary services or the business of dealing in securities; and in factoring; finance; financial leasing; specialized financing and financial holding entities. Certain substantial investments may be made only with the prior approval of the Minister or OSFI.
     The Bank and its Canadian trust and loan and insurance subsidiaries are also required to maintain, in relation to operations, adequate capital and adequate and appropriate forms of liquidity and OSFI may direct financial institutions to increase capital or to provide additional liquidity.
     The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) implements measures to assist in detecting, deterring, and facilitating the investigation of money laundering and terrorist financing offences. This Act and its associated regulations impose reporting, record keeping and “know your customer” obligations on the Bank, its Canadian trust and loan and insurance subsidiaries and its broker-dealer/investment subsidiaries.
Broker-Dealer/Investment Subsidiaries
The activities of the Bank’s subsidiaries, such as RBC Dominion Securities Inc., RBC Direct Investing Inc., Royal Mutual Funds Inc. and RBC Asset Management Inc. who act as securities brokers, dealers (including investment dealers and mutual fund dealers) and advisors (including investment counsel and portfolio managers) are regulated in Canada under provincial and territorial securities laws (which are administered and enforced by securities regulatory authorities) and, in some cases, by the rules of the applicable self regulatory organization (the Investment Dealers Association of Canada for investment dealers and the Mutual Fund Dealers Association of Canada for mutual fund dealers).
Insurance
The activities of the Bank’s regulated Canadian insurance subsidiaries, RBC Life Insurance Company (RBC Life), RBC General Insurance Company (RBC General), RBC Travel Insurance Company (RBC Travel), are federally governed by the Insurance Companies Act and by provincial regulation in each province and territory in which they carry on business. In addition, the Bank is federally governed by the Bank Act for any insurance activities it is permitted to carry out. The Bank may administer, promote and provide advice in relation to certain authorized types of insurance and is also permitted to conduct any aspect of the business of insurance, other than the underwriting of insurance, outside Canada and in respect of risks outside Canada. However, in Canada, the Bank may not act as agent for any person in the placing of insurance. The Bank can promote an insurance company, agent or broker or non-authorized types of insurance (e.g. life and home and automobile insurance) to certain prescribed groups where the promotion takes place outside bank branches.
     RBC Life, RBC General and RBC Travel are also subject to regulation under the FCAC Act. The Agency enforces consumer-related provisions of the federal statutes which govern financial institutions.
     RBC Life is a member of Assuris which is a not for profit organization that protects Canadian life insurance policyholders against loss of benefits due to the financial failure of a member company. RBC Travel and RBC General are members of the Property and Casualty Insurance Compensation Corporation which is the corporation protecting Canadian property and casualty policyholders against loss of benefits due to the financial failure of a member company.
GOVERNMENT SUPERVISION AND REGULATION — UNITED STATES
Banking
In the U.S., the Bank and its U.S. subsidiaries are known as a foreign banking organization (FBO). Generally, an FBO’s U.S. operations are subject to the same comprehensive regulatory regime that governs the operations of U.S. domestic banking organizations. The Bank’s U.S. businesses are subject to supervision and oversight by various U.S. authorities, including federal and state regulators, as well as self-regulatory organizations.
     In 2000, the Bank became a U.S. “financial holding company” (FHC), as authorized by the Board of Governors of the Federal Reserve System (Federal Reserve). Pursuant to the Gramm-Leach-Bliley Act, an FHC may engage in, or acquire companies engaged in, a broader range of financial and related activities than are permitted to banking organizations that do not maintain FHC status. To qualify as an FHC, an FBO must meet certain capital requirements and must be deemed to be “well managed” for U.S. bank regulatory purposes. In addition, any U.S. depository institution subsidiaries of the FBO must also meet certain capital requirements and be deemed to be “well managed” and must have at least a “satisfactory” rating under the Community Reinvestment Act of 1977 (CRA).
     In order to maintain “well managed” status for U.S. bank regulatory purposes, an FBO must have received at least a “satisfactory” composite regulatory rating of its U.S. branch operations in its last examination, the FBO’s home country supervisor must consent to it expanding its activities in the U.S. to include activities permissible for an FHC and the FBO’s management must meet standards comparable to those required of a U.S. bank subsidiary of an FHC. In addition, each U.S. depository institution subsidiary of the FBO must be deemed to be “well managed”, which requires both a “satisfactory” composite regulatory rating and a satisfactory rating on the “management” component in its last examination.
     Under the International Banking Act of 1978 (IBA), all of the Bank’s U.S. banking operations are subject to supervision and regulation by the Federal Reserve. Under the IBA and related regulations of the Federal Reserve, the Bank generally may not open a branch, agency or representative office in the U.S., nor acquire more than 5% of the voting stock of any U.S. bank or bank holding company, without notice to or prior approval of the Federal Reserve.
     The Federal Reserve is the U.S. “umbrella regulator” responsible for regulatory oversight of the whole of the Bank’s U.S. activities. The Federal Reserve consults with and obtains information from other U.S. regulators that exercise supervisory authority over the Bank’s various U.S. operations. Reports of financial condition and other information relevant to the Bank’s U.S. businesses are regularly filed with the Federal Reserve.

     The Bank maintains branches in New York and Miami, which are licensed and supervised as federal branches by the Office of the Comptroller of the Currency (Comptroller), the U.S. supervisor of national banks. In general, the Bank’s branches may exercise the same rights and privileges, and are subject to the same restrictions, as would apply to a U.S. national bank at the same location(s). However, the Bank’s branches may not take U.S. domestic retail deposits, but may accept wholesale deposits of $100,000 or more. Deposits in the Bank’s branches are not insured by the Federal Deposit Insurance Corporation (FDIC).
     The Comptroller examines and supervises the Bank’s U.S. branch office activities and annually examines and assesses their operations. In addition, the Bank’s U.S. branches are required to maintain certain liquid assets on deposit in their state(s) of residence, which deposits are pledged to the Comptroller. Furthermore, the Bank is subject to supervisory guidance based on the examiners’ assessment of risk management, operational controls, compliance, and asset quality.
     The Bank also maintains state-licensed representative offices in Delaware, Connecticut, Texas and California and has received permission to establish a representative office in Illinois. The activities conducted at the Bank’s representative offices are limited to representational and administrative functions and such representative offices do not have authority to make credit decisions, and may not solicit or contract for any deposit or deposit-like liability. The Bank’s representative offices are examined and assessed by both the Federal Reserve and state regulators and are required to adhere to any applicable state regulations governing asset pledge or other requirements.
     Banking activities are conducted at RBC Centura Bank, the Bank’s U.S. banking subsidiary. RBC Centura is a North Carolina state-chartered bank supervised by the Federal Reserve and the State of North Carolina. Because it is a U.S. bank, RBC Centura’s deposit-taking activities are not limited to wholesale deposits and it conducts retail, commercial and business banking. Deposits at RBC Centura are FDIC-insured. RBC Centura is subject to capital requirements, dividend restrictions, limitations on investments and subsidiaries, limitations on transactions with affiliates (including the Bank and its branches), deposit reserve requirements and other requirements administered by the Federal Reserve and the State of North Carolina.
     Trust company activities are conducted at RBC Trust Company (Delaware) Limited (RBC Trust), the Bank’s U.S. trust company subsidiary. RBC Trust is a Delaware trust company authorized by the Delaware State Banking Commission. RBC Trust is subject to dividend restrictions, limitations on investments and other applicable state banking law requirements.
     The USA Patriot Act requires U.S. banks and foreign banks with U.S. operations to maintain appropriate policies, procedures and controls relating to anti-money laundering compliance, suspicious activity and currency transaction reporting and due diligence on customers to prevent, detect and report individuals and entities involved in money laundering and the financing of terrorism.
Investment Banking (Broker-Dealer Subsidiaries)
Securities brokerage, trading, advisory, and investment banking activities are conducted in six U.S.-registered broker-dealer subsidiaries: RBC Capital Markets Corporation (RBCCM Corp.), RBC Capital Markets Arbitrage, S.A. (CMA), RBC Dain Rauscher Inc., RBC Centura Securities, Inc., Tamarack Distributors Inc. and Hill, Thompson, Magid & Co., Inc. The U.S. Securities and Exchange Commission (SEC), state securities regulators, the National Association of Securities Dealers, Inc., and other self-regulatory organizations regulate these broker-dealer subsidiaries. Both RBCCM Corp. and RBC Dain Rauscher also are member organizations of the New York Stock Exchange and are subject to its regulations. Certain activities of RBCCM Corp. and CMA are subject to regulation by the U.S. Commodity Futures Trading Commission and the National Futures Association. Certain activities of RBC Dain Rauscher are subject to regulation by the Municipal Securities Rulemaking Board. RBC Dain Rauscher and Liberty Capitol Advisors, Inc. are registered as investment advisers with the SEC, and RBC Dain Rauscher also maintains certain subsidiaries which are separately registered as investment advisers.

Insurance
Liberty Life Insurance Company (Liberty Life) is subject to regulation by the State of South Carolina (where it is organized) and the various other states in which it transacts business. Regulation and supervision of Liberty Life includes, among other things, regulatory standards relating to: solvency; licensing of the entity and its agents; restrictions on the types of insurance activities in which it may engage; limitations on the kinds and amounts of investments it may make; oversight and approval of premium rates; adequacy of reserves for unearned premiums, losses and other obligations; requirements for deposits of securities for the benefit of policyholders; approval of policy forms; and market conduct, including the use of credit information in underwriting as well as other underwriting, claims and sales practices.
     Although the Bank is not regulated as an insurance company, it is the owner through its subsidiary, RBC Insurance Holdings (USA) Inc., which owns the capital stock of Liberty Life. As such, RBC Insurance Holdings (USA) Inc. and its subsidiaries and affiliates are subject to the insurance holding company laws and regulations of the State of South Carolina. These provisions establish standards of fairness and reasonableness for transactions between insurers and their affiliates, reporting requirements regarding the holding company structure and prior approval by South Carolina’s insurance regulator of material transactions between an insurance company and an affiliate and “extraordinary dividends” by the insurer to its parent.
RISK FACTORS
A discussion of risks affecting us and our businesses appears under the headings “Risk management” and “Additional risks that may affect future results” beginning on page 72 and page 90, respectively, of our management’s discussion and analysis for the year ended October 31, 2006, which discussion is incorporated by reference herein.
DIVIDENDS
The Bank has had an uninterrupted history of paying dividends on its common shares and on each of its outstanding series of first preferred shares. The following table sets forth the dividends paid or payable on the common shares and each outstanding series of first preferred shares in each of the last three most recently completed fiscal years.

	Common	Non-Cumulative First Preferred Shares
Year	Shares[1]	Series N	Series O2	Series S2	Series W	Series AA3	Series AB2
2006	$1.44	$1.175	$1.375	$1.327586	$1.225	$0.708647	$0.408836
2005	$1.175	$1.175	$1.375	$1.525	$0.99175	—	—
2004	$1.01	$1.175	$1.375	$1.525	—	—	—

[1]	On April 6, 2006, we paid a stock dividend of one common share on each of our issued and outstanding common shares. The effect is the same as a two-for-one share split. We have retroactively adjusted the number of common shares and dividends declared per share for the stock dividend.

[2]	Series S and Series O were redeemed on October 6, 2006 and November 24, 2006, respectively.

[3]	Series AA and Series AB were issued on April 4, 2006 and July 20, 2006, respectively.
     The declaration amount and payment of future dividends will be subject to the discretion of the Bank’s board of directors, and will be dependent upon the Bank’s results of operations, financial condition, cash requirements and future prospectus regulatory restrictions on the payment of dividends and other factors deemed relevant by the board of directors. The Bank’s 2006 dividend payout ratio objective (common share dividends as a percentage of net income less preferred share dividends) was in the range of 40-50%. In 2006, the Bank’s payout ratio of 40% met our dividend payout ratio objective. For 2007, the Bank’s dividend payout ratio remains unchanged.

DESCRIPTION OF CAPITAL STRUCTURE
GENERAL DESCRIPTION
The Bank’s authorized share capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares without nominal or par value, issuable in series, which classes may be issued for a maximum consideration of $20 billion and $5 billion, respectively. The following summary of share capital is qualified in its entirety by the Bank’s by-laws and the actual terms and conditions of such shares.
Common Shares
The holders of the Bank’s common shares are entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class, other than common shares, or series of shares are entitled to vote. The holders of common shares are entitled to receive dividends as and when declared by the board of directors, subject to the preference of the preferred shares. After payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of the common shares will be entitled to receive any remaining property upon liquidation, dissolution or winding-up.
Preferred Shares
First preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine. Currently, Non-Cumulative First Preferred Shares Series N, W, AA, AB and AC are outstanding. The Bank issued $300 million Non-Cumulative First Preferred Shares AA, $300 million Non-Cumulative First Preferred Shares Series AB, and $200 million Non-Cumulative First Preferred Shares Series AC on April 4, July 20, and November 1, 2006, respectively. We redeemed all of our issued and outstanding Non-Cumulative First Preferred Shares Series S and Non-Cumulative First Preferred Shares Series O on October 6, 2006 and November 24, 2006, respectively. Each of the outstanding series of first preferred shares are, subject to the consent of OSFI and the requirements of the Bank Act, redeemable or exchangeable by the Bank into common shares. In addition, on or after August 24, 2008, Non-Cumulative First Preferred Shares Series N are convertible by the holders into common shares. The first preferred shares are entitled to preference over the second preferred shares and common shares and over any other shares ranking junior to the first preferred shares with respect to the payment of dividends and in the distribution of property in the event of liquidation, dissolution or winding-up.
     Second preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine. There are no second preferred shares currently outstanding. Second preferred shares would rank junior to the first preferred shares. Second preferred shares would be entitled to preference over the common shares and over any other shares ranking junior to the second preferred shares with respect to the payment of dividends and in the distribution of property in the event of our liquidation, dissolution or winding-up.
     Holders of the first and second preferred shares are not entitled to any voting rights as a class except as provided under the Bank Act or the Bank’s by-laws. Pursuant to the Bank Act, the Bank may not create any other class of shares ranking equal with or superior to a particular class of preferred shares, increase the authorized number of, or amend the rights, privileges, restrictions or conditions attaching to such class of preferred shares, without the approval of the holders of that class of preferred shares.

     Any approval to be given by the holders of the first and second preferred shares may be given in writing by the holders of not less than all of the outstanding preferred shares of each class or by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of each class of preferred shares at which a quorum is represented. A quorum at any meeting of holders of each class of preferred shares is 51% of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.
CONSTRAINTS
There are no constraints imposed on the ownership of securities of the Bank to ensure that the Bank has a required level of Canadian ownership. However, the Bank Act prohibits any person from having a “significant interest” in any class of shares of a bank, that is, from beneficially owning more than 10% of the outstanding shares of the class either directly or through controlled entities, without the approval of the Minister.
     The Bank Act prohibits a person from having a “significant” interest in shares of a bank if that person has a significant interest in any class of shares of another “widely held” bank that is listed in Schedule I or II of the Bank Act and has equity of $5 billion or more.
RATINGS
Each debt and preferred stock rating received from an approved rating organization is listed below:

RATING AGENCY	RATING & OUTLOOK	RANK[1]

Moody’s Investors Service	Long-term Senior Debt – Aa2/Stable	3 of 21
(New York)	Bank Subordinated Debt – Aa3/Stable	3 of 20

Standard & Poor’s	Long-term Senior Debt – AA-/Stable	4 of 21
(New York)	Bank Subordinated Debt – A+/Stable	4 of 21
	Preferred Stock – A/Stable	4 of 20

Fitch Ratings	Long-term Senior Debt – AA/Stable	3 of 24
(New York)	Bank Subordinated Debt – AA-/Stable	3 of 23

Dominion Bond Rating Service	Long-term Senior Debt – AA/Stable	3 of 26
(Toronto)	Bank Subordinated Debt – AA(low)/Stable	3 of 25
	Preferred Stock – Pfd-1/Stable	2 of 16

[1]	Rank out of all assignable ratings for each debt/stock class (in descending order beginning with 1 as the highest)
     A definition of the categories of each rating as at October 31, 2006 has been obtained from the respective rating organization’s website and is outlined in Appendix B. Additional information about ratings is provided under “Risk management — Liquidity and funding risk — Credit ratings” on page 86 of our management’s discussion and analysis, which page is incorporated by reference herein.
Credit ratings are not recommendations to purchase, sell or hold a financial obligation inasmuch as they do not comment on market price or suitability for a particular investor. Ratings are subject to revision or withdrawal at any time by the rating organization.

MARKET FOR SECURITIES
TRADING PRICE AND VOLUME
The Bank’s common shares are listed on the Toronto Stock Exchange (TSX) in Canada, the New York Stock Exchange (NYSE) in the U.S. and the Swiss Exchange (SWX) in Switzerland. Preferred shares are listed on the TSX. The following table sets out the price range and trading volumes of the common shares on the TSX and the NYSE for the periods indicated.1

	Common Shares (TSX)[1]			Common Shares (NYSE)[1]
			Volumes	High	Low	Volumes
MONTH	High	Low	(in 000s)	($USD)	($USD)	(in 000s)
Oct 2006	$50.56	$47.90	62,203,185	$45.30	$42.15	1,672,600
Sep 2006	$50.32	$48.01	48,648,695	$45.30	$42.83	1,461,200
Aug 2006	$51.44	$45.64	41,670,684	$46.26	$40.29	2,098,200
Jul 2006	$48.17	$45.09	37,715,299	$42.53	$40.43	1,838,100
Jun 2006	$46.49	$43.52	52,331,390	$42.17	$38.86	2,858,200
May 2006	$48.26	$44.54	51,927,703	$43.23	$39.81	3,324,700
Apr 2006	$49.94	$46.95	59,718,609	$43.19	$41.08	2,149,300
Mar 2006	$51.49	$47.14	53,917,553	$43.81	$41.52	3,882,800
Feb 2006	$47.88	$44.42	51,897,128	$41.82	$38.68	2,256,000
Jan 2006	$46.36	$44.33	53,927,902	$40.36	$38.44	2,868,800
Dec 2005	$45.47	$43.08	41,348,452	$39.09	$37.18	2,113,200
Nov 2005	$46.50	$41.29	61,965,472	$39.18	$34.97	1,866,800

[1]	On April 6, 2006, we paid a stock dividend of one common share on each of our issued and outstanding common shares. The effect is the same as a two-for-one share split. We have retroactively adjusted the number of common shares and share price for the stock dividend.
     The following table provides the price range and trading volumes of the outstanding First Preferred Shares Series N, W, AA, and AB on the TSX for the periods indicated.

	Series N			Series W			Series AA1			Series AB1
			Volumes			Volumes			Volumes			Volumes
MONTH	High	Low	(in 000s)	High	Low	(in 000s)	High	Low	(in 000s)	High	Low	(in 000s)
Oct 2006	$25.92	$25.31	65,369	$26.50	$26.00	533,669	$24.94	$24.50	464,385	$25.98	$25.70	293,338
Sep 2006	$25.90	$25.34	155,662	$26.43	$25.90	182,416	$24.98	$24.54	192,710	$25.75	$25.05	802,731
Aug 2006	$25.70	$25.15	86,083	$25.94	$25.13	224,165	$24.70	$24.25	727,800	$25.30	$24.56	513,086
Jul 2006	$25.55	$25.00	69,993	$25.85	$25.31	587,328	$24.85	$23.96	108,745	$24.90	$24.24	125,967
Jun 2006	$25.67	$25.30	68,275	$26.50	$25.60	203,434	$24.94	$24.26	293,347	—	—	—
May 2006	$25.70	$25.30	80,661	$25.70	$25.12	139,781	$25.00	$24.30	221,969	—	—	—
Apr 2006	$25.95	$25.02	58,686	$26.56	$25.03	252,541	$24.92	$24.25	897,867	—	—	—
Mar 2006	$26.24	$25.60	84,124	$26.69	$26.30	131,769	—	—	—	—	—	—
Feb 2006	$26.35	$25.53	149,057	$26.49	$25.03	189,366	—	—	—	—	—	—
Jan 2006	$25.97	$25.46	100,351	$27.00	$26.20	213,212	—	—	—	—	—	—
Dec 2005	$25.90	$25.60	225,014	$26.85	$26.00	253,254	—	—	—	—	—	—
Nov 2005	$26.00	$25.56	552,391	$26.30	$25.31	512,315	—	—	—	—	—	—

[1]	$300 million Non-Cumulative First Preferred Shares Series AA were issued on April 4, 2006 and $300 million Non-Cumulative First Preferred Shares Series AB were issued on July 20, 2006.

[1]	Prices based on the reported amounts from the TSX Historical Data Access (HDA) any NYSEnet.

     On November 1, 2006, we issued $200 million Non-Cumulative First Preferred Shares Series AC.
     The following table provides the price range and trading volumes of the Non-Cumulative First Preferred Share Series O and Non-Cumulative First Preferred Shares Series S on the TSX for the periods indicated. Series S and Series O were redeemed on October 6, 2006 and on November 24, 2006, respectively.

	Series O			Series S
			Volumes			Volumes
MONTH	High	Low	(in 000s)	High	Low	(in 000s)
Oct 2006	$26.24	$25.32	119,854	$26.23	$26.14	79,880
Sep 2006	$26.10	$25.61	33,341	$26.19	$26.01	444,968
Aug 2006	$25.79	$25.26	44,218	$26.49	$26.01	109,900
Jul 2006	$25.98	$25.11	49,149	$26.50	$26.10	86,183
Jun 2006	$26.00	$25.35	60,810	$26.60	$26.21	106,647
May 2006	$25.59	$25.33	52,157	$26.32	$26.08	115,446
Apr 2006	$25.92	$25.21	48,360	$26.84	$25.61	100,484
Mar 2006	$26.50	$25.52	49,560	$26.88	$26.51	97,701
Feb 2006	$26.19	$25.10	76,070	$26.78	$26.54	83,400
Jan 2006	$26.55	$25.48	46,642	$27.08	$26.54	103,635
Dec 2005	$27.08	$26.21	58,860	$27.08	$26.50	94,306
Nov 2005	$27.00	$25.74	111,025	$27.10	$26.57	84,358
DIRECTORS AND EXECUTIVE OFFICERS
DIRECTORS
The following are the Bank’s directors as at November 29, 2006:

Name,
and Year Elected	Province/State of Residence	Occupation

W. Geoffrey Beattie (2001)	Ontario, CAN	President and Chief Executive Officer, The Woodbridge Company Limited Deputy Chairman, The Thomson Corporation

George A. Cohon (1988)	Ontario, CAN	Founder, McDonald’s Restaurants of Canada Limited

Douglas T. Elix (2000)	Connecticut, U.S.A.	Senior Vice-President and Group Executive, Sales & Distribution, IBM Corporation

John T. Ferguson (1990)	Alberta, CAN	Chairman of the Board, Princeton Developments Ltd. and Princeton Ventures Ltd.

The Hon. Paule Gauthier (1991)	Quebec, CAN	Senior Partner, Desjardins Ducharme L.L.P. ATTORNEYS

Timothy J. Hearn (2006)	Alberta, CAN	Chairman, President and Chief Executive Officer, Imperial Oil Limited

Alice D. Laberge (2005)	British Columbia, CAN	Company Director

Jacques Lamarre (2003)	Quebec, CAN	President and Chief Executive Officer, SNC-Lavalin Group Inc.

Name,
and Year Elected	Province/State of Residence	Occupation

Brandt C. Louie (2001)	British Columbia, CAN	President and Chief Executive Officer, H.Y. Louie Co. Limited Chairman and Chief Executive Officer, London Drugs Limited

Michael H. McCain (2005)	Ontario, CAN	President and Chief Executive Officer, Maple Leaf Foods Inc.

Gordon M. Nixon (2001)	Ontario, CAN	President and Chief Executive Officer, Royal Bank of Canada

David P. O’Brien (1996)	Alberta, CAN	Chairman of the Board, Royal Bank of Canada Chairman of the Board, EnCana Corporation

Robert B. Peterson (1992)	Ontario, CAN	Company Director

J. Pedro Reinhard (2000)	Florida, U.S.A.	Company Director

Cecil W. Sewell, Jr. (2001)	Florida, U.S.A.	Chairman of the Board, RBC Centura Banks, Inc.

Kathleen P. Taylor (2001)	Ontario, CAN	President, Worldwide Business Operations, Four Seasons Hotels Inc.

Victor L. Young (1991)	Newfoundland and Labrador, CAN	Company Director

Directors are elected annually and hold office until the next annual meeting of shareholders. Since November 1, 2001, the directors have held the principal occupations described above, except for the following:
Mr. George A. Cohon was Senior Chairman of McDonald’s Restaurants of Canada Limited prior to January 2005.
Mr. Douglas T. Elix was Senior Vice-President and Group Executive, IBM Global Services, IBM Corporation prior to May 2004.
Mr. John T. Ferguson was Chair of the Board of TransAlta Corporation prior to April 2005.
Mr. Timothy J. Hearn was President of Imperial Oil Limited prior to April 2002 and Vice-President Human Resources of Exxon Mobil Corporation prior to January 2002.
Ms. Alice D. Laberge was President and Chief Executive Officer of Fincentric Corporation prior to July 2005, and Chief Financial Officer of Fincentric Corporation prior to December 2003.
Mr. Brandt C. Louie was Chairman of the Board of Slocan Forest Products Ltd. (which was acquired by Canfor Corporation in April 2004) prior to March 2004.
Mr. David P. O’Brien was Chairman and Chief Executive Officer of PanCanadian Energy Corporation (which merged with Alberta Energy Company Ltd. in April 2002 to form EnCana Corporation) prior to April 2002.
Mr. Robert B. Peterson was Chairman and Chief Executive Officer of Imperial Oil Limited prior to April 2002 and Chairman, President and Chief Executive Officer of Imperial Oil Limited prior to January 2002.

Mr. J. Pedro Reinhard was Executive Vice-President of The Dow Chemical Company prior to December 2005 and Executive Vice-President and Chief Financial Officer of The Dow Chemical Company prior to October 2005.
Mr. Cecil W. Sewell, Jr. was Chairman Emeritus of RBC Centura Banks, Inc. prior to June 2004.
COMMITTEES OF THE BOARD
Audit Committee: R.B. Peterson (Chairman), G.A. Cohon, T.J. Hearn, A.D. Laberge, J. Lamarre, J.P. Reinhard and K.P. Taylor
Conduct Review and Risk Policy Committee: J.P. Reinhard (Chairman), W.G. Beattie, P. Gauthier, A.D. Laberge, J. Lamarre, B.C. Louie, M.H. McCain and V.L. Young
Corporate Governance and Public Policy Committee: D.P. O’Brien (Chairman), W.G. Beattie, J.T. Ferguson, P. Gauthier, T.J. Hearn, B.C. Louie and V.L. Young
Human Resources Committee: J.T. Ferguson (Chairman), G.A. Cohon, D.T. Elix, D.P. O’Brien, R.B. Peterson and K.P. Taylor
EXECUTIVE OFFICERS
The following are the Bank’s executive officers as at November 29, 2006:

Name	Province of Residence	Title

Peter Armenio	Ontario, CAN	Group Head, U.S. and International Personal and Business

Elisabetta Bigsby	Ontario, CAN	Group Head, Human Resources and Transformation

Janice R. Fukakusa	Ontario, CAN	Chief Financial Officer

Martin J. Lippert	Ontario, CAN	Group Head, Global Technology and Operations

Gordon M. Nixon	Ontario, CAN	President and Chief Executive Officer

Barbara G. Stymiest	Ontario, CAN	Chief Operating Officer

W. James Westlake	Ontario, CAN	Group Head, Canadian Personal and Business

Charles M. Winograd	Ontario, CAN	Group Head, Global Capital Markets

     Since November 1, 2001 the executive officers, other than Barbara G. Stymiest, have been engaged in various responsibilities in our affairs, and those of our subsidiaries. Prior to becoming the Bank’s Chief Operating Officer on November 1, 2004, Barbara G. Stymiest was the Chief Executive Officer and President of TSX Inc.

OWNERSHIP OF SECURITIES
To our knowledge, the directors and executive officers, as a group, beneficially own or exercise control or direction over less than one percent (1%) of our common and preferred shares. None of our directors or executive officers hold shares of our subsidiaries except where required for qualification as a director of a subsidiary.
CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS
To the best of our knowledge, no director or executive officer,
a)	is, as at November 29, 2006 or has been, within the 10 years before, a director or executive officer of any company (including our company), that while that person was acting in that capacity,
i)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days,

ii)	was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, or

iii)	or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or
b)	has, within the 10 years before November 29, 2006, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or officer,
Except for the following;
Mr. Cohon was a director of Loews Cineplex Entertainment Corporation when it filed a voluntary petition to reorganize under Chapter 11 in the U.S. Bankruptcy Court on February 15, 2001. Mr. Cohon is no longer a director of Loews Cineplex Entertainment Corporation.
Mr. O’Brien was a director of Air Canada when it filed for protection under the Companies’ Creditors’ Arrangement Act (CCAA) on April 1, 2003. Mr. O’Brien is no longer a director of Air Canada.
Mr. Reinhard became a director of Dow Corning Corporation in June 2000. The company sought protection under the reorganization provisions under Chapter 11 of the U.S. Bankruptcy Code in 1995 and emerged from Chapter 11 bankruptcy proceedings in 2004. Mr. Reinhard is no longer a director of Dow Corning Corporation.
Ms. Taylor was a director of the T. Eaton Company when on August 20, 1999 it filed a Notice of Intention to make a proposal to its creditors under the Bankruptcy and Insolvency Act (Canada). Ms. Taylor is no longer a director of the T. Eaton Company.

To the best of our knowledge, none of our directors or executive officers have been subject to a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
CONFLICTS OF INTEREST
To the best of our knowledge, no director or executive officer has an existing or potential material conflict of interest with us or any of our subsidiaries.

LEGAL PROCEEDINGS

A description of certain legal proceedings to which we are a party appears under the heading “Guarantees, commitments and contingencies — Litigation” in Note 27 on page 140 to our consolidated financial statements for the year ended October 31, 2006, which pages are incorporated by reference.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the best of our knowledge, there were no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected us or will materially affect us.

TRANSFER AGENT AND REGISTRAR

In Canada, Computershare Trust Company of Canada is the transfer agent and registrar for our common shares and our preferred shares Series N, W, AA, AB, and AC. Their principal offices are in the cities of: Halifax, NS; Montreal, QC; Toronto, ON; Winnipeg, MB; Calgary, AB; and Vancouver, BC. In the United States, the Bank of New York is the co-transfer agent with offices in New York, New York. In the United Kingdom, Computershare Services PLC is the co-transfer agent with offices in Bristol, England.

EXPERTS

Deloitte & Touche LLP, independent registered chartered accountants, prepared the Report of Independent Registered Chartered Accountants in respect of our audited consolidated financial statements and the Report of Independent Registered Chartered Accountants in respect of internal control over financial reporting.

AUDIT COMMITTEE

AUDIT COMMITTEE MANDATE
The mandate of the Audit Committee is attached as Appendix C to this annual information form.
COMPOSITION OF AUDIT COMMITTEE
The Audit Committee consists of Robert B. Peterson (Chairman), George A. Cohon, Timothy J. Hearn, Alice D. Laberge, Jacques Lamarre, J. Pedro Reinhard and Kathleen P. Taylor. The board has determined that each member of the Audit Committee is independent under our Director Independence Policy, which incorporates the independence standards under applicable Canadian and U.S. laws and regulations and none receives, directly or indirectly, any compensation from us other than ordinary course compensation for service as a member of the board of directors and its committees or of a board of directors of one or more of our subsidiaries. All members of the Audit Committee are financially literate within the meaning of Multilateral Instrument 51-102 — Audit Committees and of the Corporate Governance Standards of the New York Stock Exchange. In considering the criteria for determining financial literacy, the board of directors looks at the ability of a director to read and understand a balance sheet, an income statement and a cash flow statement of a financial institution. The Audit Committee has one member, Mr. J. Pedro Reinhard, who qualifies as an “audit committee financial expert” as defined by the U.S. Securities and Exchange Commission.
RELEVANT EDUCATION AND EXPERIENCE OF AUDIT COMMITTEE MEMBERS
In addition to each member’s general business experience, the education and experience of each Audit Committee member that is relevant to the performance of his or her responsibilities as an Audit Committee member is as follows:
Robert B. Peterson, B.Sc., M.Sc., (Chairman) is a graduate of Queen’s University. Mr. Peterson is retired Chairman and Chief Executive Officer of Imperial Oil Limited and has been a member of our Audit Committee since February 2000.
George A. Cohon, B.Sc., J.D., Ph.D (Hons.), earned his science degree at Drake University and his Juris Doctorate degree in law from Northwestern University School of Law. Mr. Cohon is the Founder of McDonald’s Restaurants of Canada Limited. Mr. Cohon has been a member of our Audit Committee since February 2004.
Timothy J. Hearn, B.Sc., is a graduate of the University of Manitoba. Mr. Hearn has been Chairman, President and Chief Executive Officer of Imperial Oil Limited for four years and is Chairman of the board of directors of the C.D. Howe Institute. Mr. Hearn has been a member of our Audit Committee since March 2006.
Alice D. Laberge, B.Sc., M.B.A., earned her Bachelor of Science from the University of Alberta and her M.B.A. from the University of British Columbia. Ms. Laberge was President and Chief Executive Officer of Fincentric Corporation until July 2005 and prior to December 2003, was its Chief Financial Officer. Ms. Laberge has been a member of our Audit Committee since March 2006.

Jacques Lamarre, B.A., B.Sc., is a graduate of Laval University where he earned his Bachelor of Arts and Bachelor of Arts and Science in Civil Engineering. He has also completed Harvard University’s Executive Development Program. Mr. Lamarre has been the President and Chief Executive Officer of SNC-Lavalin Group Inc. for ten years and was a director of Canadian Pacific Railway Limited for three years. Mr. Lamarre has been a member of our Audit Committee since February 2004.
J. Pedro Reinhard, M.B.A., attended post-graduate studies at the University of Cologne in Germany and Stanford University. Mr. Reinhard was Executive Vice-President of The Dow Chemical Company for ten years and prior to October 2005, was also its Chief Financial Officer. Mr. Reinhard is a Director of Colgate-Palmolive Company. He is also a past chairman of the CFO Council Conference Board. Mr. Reinhard has been a member of our Audit Committee since May 2000.
Kathleen P. Taylor, B.A. (Hons.), L.L.B., M.B.A., obtained her law degree from Osgoode Hall Law School and her M.B.A. from York University. Ms. Taylor is the President, Worldwide Business Operations of Four Seasons Hotels Inc. Ms. Taylor has been a member of our Audit Committee since November 2001.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy that requires pre-approval by the Audit Committee of audit services and other services within permissible categories of non-audit services. The policy prohibits us from engaging the auditor for “prohibited” categories of non-audit services. A copy of our Pre-Approval Policies and Procedures can be found in Appendix D.
INDEPENDENT REGISTERED FEES
Deloitte & Touche LLP has served as one of our auditing firms for the previous nine years and became our sole auditor in September 2003. Fees relating to the years ended October 31, 2006 and October 31, 2005 to Deloitte & Touche LLP and its affiliates are $25.9 and $22.1 million and are detailed below. The nature of each category of fees is also described below.

	Year ended	Year ended
	October 31, 2006	October 31, 2005
	(millions)	(millions)
Audit fees	$23.9	$20.6
Audit-related fees	1.7	1.0
Tax fees	—	0.2
All other fees	0.3	0.3

	$25.9	$22.1

Audit Fees
Audit fees were paid for professional services rendered by the auditor for the audit of our annual financial statements and our subsidiaries and the audit of management’s assessment of, and the effectiveness of our internal control over financial reporting. In addition, audit fees were paid for services provided in connection with statutory and regulatory filings and engagements.
Audit-Related Fees
Audit-related fees were paid for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements and are not reported under the audit fees item above. These services consisted of:

•	special attest services not required by statute or regulation;

•	reporting on the effectiveness of internal controls as required by contract or for business reasons;

•	accounting consultations and special audits in connection with acquisitions;

•	the audit of the financial statements of our various pension plans and charitable foundations;

•	the audits of various trusts and limited partnerships; and

•	the audit of certain special purpose vehicles relating to complex structured products.
Tax Fees
Tax fees were paid for tax compliance services including the review of original and amended tax returns, assistance with questions regarding tax audits and assistance in completing routine tax schedules and calculations.
All Other Fees
All other fees were paid for products and services other than the audit fees, audit-related fees and tax fees described above. These services consist of French translation of financial statements and related continuous disclosure and other public documents containing financial information for us and certain of our subsidiaries.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities, and securities authorized for issuance under equity compensation plans, where applicable, is contained in the Bank’s Management Proxy Circular for the most recent annual meeting of shareholders. Additional financial information is provided in our financial statements and management’s discussion and analysis in the 2006 Annual Report to Shareholders for the year ended October 31, 2006.
     Copies of this annual information form, the 2006 Annual Report and Management Proxy Circular in respect of the most recent annual meeting of shareholders may be obtained from the Head, Investor Relations at 123 Front St. West, 6th Floor, Toronto, Ontario, M5J 2M2 (416-955-7803).
     This annual information form, the financial statements and management’s discussion and analysis for the year ended October 31, 2006, as well as additional information about us may be found on our website at rbc.com, on SEDAR, the Canadian Securities Administrators’ website, at sedar.com, and on the EDGAR section of the United States Securities and Exchange Commission’s website at sec.gov.
     Information contained in or otherwise accessible through the websites mentioned in this annual information form does not form a part of this annual information form. All references in this annual information form to websites are inactive textual references and are for your information only.

TRADEMARKS

Trademarks used in this annual information form include the LION & GLOBE Symbol, ROYAL BANK OF CANADA, RBC, RBC CAPITAL MARKETS, RBC CANADIAN PERSONAL AND BUSINESS, RBC U.S. AND INTERNATIONAL PERSONAL AND BUSINESS, RBC CENTURA, RBC DAIN RAUSCHER and RBC ASSET MANAGEMENT which are trademarks of Royal Bank of Canada used by Royal Bank of Canada and/or by its subsidiaries under license. All other trademarks mentioned in this annual information form, which are not the property of Royal Bank of Canada, are owned by their respective holders. RBC Dexia IS and affiliated Dexia companies are licensed users of the RBC trademark.

APPENDIX A — PRINCIPAL SUBSIDIARIES

PRINCIPAL SUBSIDIARIES

Carrying value
	Principal	of voting shares owned
Principal subsidiaries (1)	office address (2)	by the Bank (3)

Royal Bank Mortgage Corporation (4)	Montreal, Quebec, Canada	$1,104

Royal Mutual Funds Inc.	Toronto, Ontario, Canada	8

RBC Capital Trust	Toronto, Ontario, Canada	1,052

RBC Dominion Securities Limited (4)	Toronto, Ontario, Canada	2,114

RBC Dominion Securities Inc.	Toronto, Ontario, Canada
RBC Investment Services (Asia) Limited	Hong Kong, China
RBC Sec Australia Pty Limited	Sydney, Australia

Royal Bank Holding Inc.	Toronto, Ontario, Canada	16,414
Royal Trust Corporation of Canada	Toronto, Ontario, Canada
The Royal Trust Company	Montreal, Quebec, Canada
RBC Insurance Holding Inc.	Mississauga, Ontario, Canada
RBC General Insurance Company	Mississauga, Ontario, Canada
RBC Life Insurance Company	Mississauga, Ontario, Canada
RBC Travel Insurance Company	Mississauga, Ontario, Canada
RBC Direct Investing Inc.	Toronto, Ontario, Canada
RBC Asset Management Inc.	Toronto, Ontario, Canada
RBC Private Counsel Inc.	Toronto, Ontario, Canada
R.B.C. Holdings (Bahamas) Limited	Nassau, Bahamas
RBC Caribbean Investment Limited	George Town, Grand Cayman
Royal Bank of Canada Insurance Company Limited	St. Michael, Barbados
Finance Corporation of Bahamas Limited	Nassau, Bahamas
Royal Bank of Canada Trust Company (Bahamas) Limited	Nassau, Bahamas
Investment Holding (Cayman) Limited	George Town, Grand Cayman
RBC (Barbados) Funding Ltd.	St. Michael, Barbados
Royal Bank of Canada (Caribbean) Corporation	St. Michael, Barbados
RBC Capital Market Arbitrage SA	Luxembourg
RBC Holdings (USA) Inc. (2)	New York, New York, U.S.
RBC USA Holdco Corporation (2)	New York, New York, U.S.
RBC Dain Rauscher Corp. (2)	Minneapolis, Minnesota, U.S.
RBC Dain Rauscher Inc.	Minneapolis, Minnesota, U.S.
RBC Capital Markets Corporation	New York, New York, U.S.
RBC Holdings (Delaware) Inc. (5)	Wilmington, Delaware, U.S.
Prism Financial Corporation (5)	Dover, Delaware U.S.
RBC Trust Company (Delaware) Limited	Delaware, U.S.
RBC Insurance Holding (USA) Inc.	Wilmington Delaware, U.S.
Liberty Life Insurance Company	Greenville, South Carolina, U.S.
Royal Bank of Canada (Asia) Limited	Singapore, Singapore

RBC Centura Banks, Inc. (5)	Rocky Mount, North Carolina, U.S.A.	3,805

RBC Centura Bank	Rocky Mount, North Carolina, U.S.A.

Royal Bank of Canada Financial Corporation	St. Michael, Barbados	3

RBC Finance B.V.	Amsterdam, Netherlands	2,541
Royal Bank of Canada Holdings (U.K.) Limited	London, England
Royal Bank of Canada Europe Limited	London, England
Royal Bank of Canada Investment Management (U.K.) Limited	London, England
Royal Bank of Canada Trust Corporation Limited	London, England
RBC Asset Management UK Limited	London, England
RBC Holdings (Channel Islands) Limited	Guernsey, Channel Islands
RBC Trustees (Guernsey) Limited	Guernsey, Channel Islands
Royal Bank of Canada (Channel Islands) Limited	Guernsey, Channel Islands
Royal Bank of Canada Trustees (Jersey) Limited	Jersey, Channel Islands
Royal Bank of Canada Investment Management (Guernsey) Limited	Guernsey, Channel Islands
Royal Bank of Canada Fund Services (Jersey) Limited	Jersey, Channel Islands
Royal Bank of Canada Offshore Fund Managers Limited	Guernsey, Channel Islands
Royal Bank of Canada Trust Company (Asia) Limited	Hong Kong, China
Royal Bank of Canada Trust Company (Cayman) Limited	George Town, Grand Cayman
Royal Bank of Canada Trust Company (International) Limited	Jersey, Channel Islands
Regent Capital Trust Corporation Limited	Jersey, Channel Islands
RBC Regent Fund Managers Limited	Jersey, Channel Islands
Royal Bank of Canada Trustees Limited	Jersey, Channel Islands
Royal Bank of Canada Trust Company (Jersey) Limited	Jersey, Channel Islands
Abacus Financial Services Group Limited	Jersey, Channel Islands
RBC Reinsurance (Ireland) Limited	Dublin, Ireland
Royal Bank of Canada (Suisse)	Geneva Switzerland
Roycan Trust Company S.A.	Geneva Switzerland

RBC Investment Management (Asia) Limited	Hong Kong, China	9

RBC Capital Market (Japan) Limited	St. Michael, Barbados	13

(1)	The Bank own 100% of the voting shares of each subsidiary except Finance Corporation of Bahamas Limited (7.5%).

(2)	Each subsidiary is incorporated under the laws of the state or country in which the principal office is situated, except for RBC Holdings (USA) Inc., RBC USA Holdco Corporation and RBC Dain Rauscher Corp. which are incorporated under the laws of the state of Delaware, U.S.

(3)	The carrying value (In millions of dollars) of voting shares is stated as the bank’s equity in such investments.

(4)	The subsidiaries have outstanding non-voting shares of which the bank, directly or indirectly, owns 100%.

(5)	RBC Holdings (Delaware) Inc. owns 3.70% and Prism Financial Corporation owns 6.25% of RBC Centura Bank, Inc.

APPENDIX B — EXPLANATION OF RATING & OUTLOOK

INSTITUTION		RATING		OUTLOOK

Moody’s Investors Service	•	Obligations rated ‘Aa’ are judged to be of high quality and are subject to very low credit risk.	•	A stable rating outlook indicates the rating is not likely to change.
	•	The modifier 2 indicates a mid-range ranking. The modifier 3 indicates a ranking in the lower end of that rating category.

Standard & Poor’s	•	An obligation rated ‘AA’ differs from the highest-rated obligations only in small degree. The obligor’s capacity to meet its financial commitment on the obligation is very strong.	•	A stable rating outlook indicates the rating is not likely to change.
	•	An obligation rated ‘A’ is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitment on the obligation is still strong.
	•	The addition of a plus or minus sign shows the relative standing within the major rating categories.

Fitch Ratings	•	‘AA’ ratings denote expectations of very low credit risk. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.	•	A stable rating outlook indicates that a rating is not likely to change.
	•	The modifiers “+” or “-” may be appended to a rating to denote relative status within major rating categories.

Dominion Bond Rating Service	•	An obligation rated “AA” is of superior credit quality, and protection of interest and principal is considered high. In many cases they differ from obligations rated AAA only to a small degree.	•	A stable rating outlook indicates that a rating is not likely to change.
	•	Preferred shares rated Pfd-1 are of superior credit quality, and are supported by entities with strong earnings and balance sheet characteristics.
	•	Each rating category is denoted by the categories “high” and “low”. The absence of either a “high” or “low” designation indicated the rating is in the middle of the category.

WHAT THE RATINGS ADDRESS:
Long-term Senior Debt
Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to fixed-income obligations whose original maturity is of a medium to long term nature. They address the possibility that a financial obligation will not be honoured as promised and reflects both the likelihood of default and any financial loss suffered in the event of default.
Subordinated Debt
Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to a specific financial obligation and a specific class of financial obligation for a specific financial program. Ratings take into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated.
Preferred Stock
Preferred stock ratings address the issuer’s capacity and willingness to pay dividends and principal, in case of limited life preferreds, on a timely basis. They address the likelihood of timely payment of dividends, notwithstanding the legal ability to pass on or defer a dividend payment.
Rating Outlook
Rating Outlook assesses the potential direction of a credit rating over the intermediate to longer term. In determining a Rating Outlook consideration is given to any changes in the economic and fundamental business conditions. An Outlook is not necessarily a precursor of a rating change.

APPENDIX C – AUDIT COMMITTEE MANDATE
ROYAL BANK OF CANADA
ADMINISTRATIVE RESOLUTIONS ADOPTED BY THE
BOARD OF DIRECTORS OF ROYAL BANK OF CANADA
 (hereinafter referred to as the “Bank”)
2.1	Audit Committee

2.1.1	Establishment of Committee and Procedures
a)	Establishment of Committee

A committee of the directors to be known as the “Audit Committee” (hereinafter the “Committee”) is hereby established.

b)	Composition of Committee

The Committee shall be composed of not less than five directors. Each member shall be financially literate, as the Board of Directors interprets such qualification in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

c)	Independence of Committee Members

As required by the Bank Act, none of the members of the Committee shall be an officer or employee of the Bank or of an affiliate of the Bank. All of the members of the Committee shall be “unaffiliated”, as defined in regulations made under the Bank Act. All of the members of the Committee shall be independent, as determined by director independence standards adopted by the Board.

d)	Appointment of Committee Members

Members shall be appointed or reappointed at the annual Organizational Meeting of the directors and in the normal course will serve a minimum of three years. Each member shall continue to be a member until a successor is appointed, unless the member resigns, is removed or ceases to be a director. The Board of Directors may fill a vacancy that occurs in the Committee at any time.

e)	Committee Chairman and Secretary

The Board of Directors or, in the event of its failure to do so, the members of the Committee, shall appoint or reappoint, at the annual Organizational Meeting of the directors, a Chairman from among their number. The Chairman shall not be a former employee of the Bank or of an affiliate. The Committee shall also appoint a Secretary who need not be a director.

f)	Time and Place of Meetings

Meetings may be called by any member of the Committee, or by the external auditors. The time and place of and the procedure at meetings shall be determined from time to time by the members provided that:
i)	a quorum for meetings shall be three members;

ii)	the Committee shall meet at least quarterly;

iii)	the Committee may request any officer or employee of the Bank or the Bank’s outside counsel or external auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee;

iv)	notice of the time and place of every meeting shall be given in writing or by telephone, facsimile, email or other electronic communication to each member of the Committee and to the external auditors at least 24 hours prior to the time fixed for such meeting, provided, however, that business referred to in paragraph 2.1.3.e)(iv) below may be transacted at a meeting of which at least one hour prior notice is given as aforesaid, and that a member may in any manner waive notice of a meeting; and attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called; and

v)	a resolution in writing signed by all the members entitled to vote on that resolution at a Committee meeting, other than a resolution of the Committee carrying out its duties under subsection 194(3) of the Bank Act, shall be as valid as if it had been passed at a meeting of the Committee.
g)	Reporting to the Board of Directors
i)	The Committee shall report verbally after each meeting and annually in writing to the Board of Directors with respect to its activities with such recommendations as are deemed desirable in the circumstances.

ii)	Prior to approval by the directors, the Committee will also report to the Board on the annual statement and returns that must be approved by the directors under the Bank Act.
h)	Evaluation of Effectiveness and Review of Mandate

The Committee shall annually review and assess the adequacy of its mandate and evaluate its effectiveness in fulfilling its mandate.
2.1.2	General Scope of Responsibilities and Purpose of the Committee

Management of the Bank is responsible for the preparation, presentation and integrity of the Bank’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The external auditors are responsible for planning and carrying out, in accordance with professional standards, an audit of the Bank’s annual financial statements and reviews of the Bank’s quarterly financial information.

The Committee’s purpose is to review the adequacy and effectiveness of these activities and to assist the Board in its oversight of:
(i)	the integrity of the Bank’s financial statements;

(ii)	the external auditors’ qualifications and independence;

(iii)	the performance of the Bank’s internal audit function and external auditors;

(iv)	the adequacy and effectiveness of internal controls; and

(v)	the Bank’s compliance with legal and regulatory requirements.
The Committee is also responsible for preparing any report from the Committee that may be required to be included in the Bank’s annual proxy statement or that the Board elects to include on a voluntary basis.

The Committee shall meet every fiscal quarter, or more frequently at the discretion of the Committee if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements.

At least quarterly, the Committee shall have separate private meetings with the external auditors, the chief internal auditor and management to discuss any matters that the Committee or these groups believe should be discussed.

In fulfilling its role, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Bank and the authority to retain outside counsel or other experts for this purpose.

2.1.3	Specific Responsibilities
a)	Documents and Reports

The Committee shall review:
i)	prior to review and approval by the Board: the annual statement of the Bank, which includes the annual audited financial statements; the quarterly financial statements of the Bank; the Annual Information Form; the quarterly and annual Management’s Discussion and Analysis; and earnings press releases;

ii)	the types of financial information and earnings guidance provided and types of presentations made to analysts and rating agencies, and shall be satisfied that adequate procedures are in place for the review of the Bank’s public disclosure of financial information extracted or derived from the Bank’s financial statements and shall periodically assess the adequacy of these procedures;

iii)	such returns and other periodic disclosure documentation as the Bank is required to file pursuant to applicable legislation, or as the Superintendent of Financial Institutions or as other regulators may specify;

iv)	such investments and transactions that could adversely affect the well-being of the Bank as the external auditors or any officer of the Bank may bring to the attention of the Committee;

v)	prospectuses relating to the issuance of securities of the Bank;

vi)	an annual report on any litigation matters which could significantly affect the financial statements; and

vii)	an annual report from the chief compliance officer on regulatory compliance matters.
b)	Internal Control

The Committee shall require management of the Bank to implement and maintain appropriate systems of internal control, including internal controls over financial reporting and for the prevention and detection of fraud and error. The Committee shall review, evaluate and approve those procedures and meet with the chief internal auditor of the Bank and with management of the Bank to assess the adequacy and effectiveness of these systems of internal control and to obtain on a regular basis reasonable assurance that the organization is in control.

c)	Internal Auditor

The Committee shall:
i)	review and concur in the appointment, replacement, reassignment or dismissal of the chief internal auditor and review the mandate, annual audit plan, and resources of the internal audit function;

ii)	meet with the chief internal auditor of the Bank to review the results of internal audit activities, including any significant issues reported to management by the internal audit function and management’s responses and/or corrective actions;

iii)	meet with the chief internal auditor of the Bank to determine whether any significant weaknesses or breakdowns that have been identified are being addressed;

iv)	review representations from the chief internal auditor, based on audit work done, on the adequacy and degree of compliance with the Bank’s systems of internal control;

v)	review the performance, degree of independence and objectivity of the internal audit function and adequacy of the internal audit process; and

vi)	review with the chief internal auditor any issues that may be brought forward by the chief internal auditor, including any difficulties encountered by the internal audit function, such as audit scope, information access, or staffing restrictions.

d)	External Auditors

The Committee, in its capacity as a committee of the Board of Directors, shall have the authority and responsibility to recommend the appointment and the revocation of the appointment of any registered public accounting firm (including the external auditors) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and to fix their remuneration, subject to the powers conferred on the shareholders by the Bank Act. The Committee shall be responsible for the oversight of the work of each such accounting firm, including resolution of disagreements between management and the accounting firm regarding financial reporting, and each such firm shall report directly to the Committee. The Committee shall:
i)	meet with the external auditors to review and discuss the annual audit plan, the results of the audit, their report with respect to the annual statement and the returns and transactions referred to in subsection 194(3) of the Bank Act, and the report required to be provided to the Committee by the external auditors pursuant to Rule 2-07 of the U.S. Securities and Exchange Commission’s Regulation S-X;

ii)	have the sole authority to approve all audit engagement fees and terms, as well as the provision and the terms of any legally permissible non-audit services to be provided by the external auditors to the Bank, with such approval to be given either specifically or pursuant to preapproval policies and procedures adopted by the committee;

iii)	review with the external auditors any issues that may be brought forward by the external auditors, including any audit problems or difficulties, such as restrictions on their audit activities or access to requested information, and management’s response;

iv)	annually review with the external auditors their qualifications, independence and objectivity, including formal written statements delineating all relationships between the external auditors and the Bank that may impact such independence and objectivity;

v)	discuss with the external auditors and with management of the Bank the annual audited financial statements and quarterly financial statements, including the disclosures contained in the annual and quarterly Management’s Discussion and Analysis;

vi)	review hiring policies concerning partners, employees and former partners and employees of the external auditors;

vii)	review and evaluate the qualifications, performance and independence of the lead partner of the external auditors and discuss the timing and process for implementing the rotation of the lead audit partner, the concurring audit partners and any other active audit engagement team partner;

viii)	at least annually, obtain and review a report by the external auditors describing: the external auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and

ix)	take into account the opinions of management and the Bank’s internal auditors in assessing the qualifications, performance and independence of the external auditors.
e)	Liquidity, Funding and Capital Management

The Committee:
i)	shall review and approve at least once a year the liquidity and funding management policies and capital management policies recommended by the Bank’s management;

ii)	shall review on a regular basis the liquidity, funding and capital position and liquidity, funding and capital management processes;

iii)	shall obtain on a regular basis reasonable assurance that the Bank’s liquidity and funding management policies and capital management policies are being adhered to;

iv)	as provided in the relevant Standing Resolutions of the Board of Directors, may designate and authorize the issue of First Preferred Shares and the issue of securities qualifying as Tier 2A capital under capital adequacy guidelines issued by the Superintendent of Financial Institutions; and

v)	in connection with the exercise of the power delegated to senior management to authorize and approve issues of subordinated indebtedness of the Bank, shall review and approve the Draft Securities Disclosure Document as provided in the relevant Standing Resolution of the Board of Directors.
f)	Other
i)	The Committee shall discuss major issues regarding accounting principles and financial statement presentations, including significant changes in the Bank’s selection or application of accounting principles, analyses prepared by management or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect on the financial statements of alternative methods of applying Canadian or U.S. generally accepted accounting principles, of regulatory and accounting initiatives and of off-balance sheet structures;

ii)	The Committee shall establish procedures for the receipt, retention, treatment and resolution of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters, as well as procedures for the confidential and anonymous submission by employees of the Bank of concerns regarding accounting or auditing matters;

iii)	The Committee shall review and discuss any reports concerning material violations submitted to it by Bank attorneys or outside counsel pursuant to the attorney professional responsibility rules of the U.S. Securities and Exchange Commission, the Bank’s attorney reporting policy, or otherwise;

iv)	The Committee shall, as appropriate, obtain at the expense of the Bank advice and assistance from outside legal, accounting or other advisors;

v)	The Committee shall discuss the major financial risk exposures of the Bank and the steps management has taken to monitor and control such exposures; and

vi)	Subject to the laws applicable to the subsidiary, the Committee may perform for and on behalf of a subsidiary the functions of an audit committee of the subsidiary.

APPENDIX D – PRE-APPROVAL POLICIES AND PROCEDURES
Audit committee
OCTOBER 18, 2006
Policies and Procedures
for the Pre-Approval of Services
to be Performed by public accounting firms
Mandate
1.	The mandate of the Audit Committee established by the board of directors confers on the Committee the authority and responsibility (among other things) to pre-approve all audit and any legally permissible non-audit services to be provided by the external auditors and all audit, review and attest services provided by any other public accounting firm, with such approval to be given either specifically or pursuant to pre-approval policies and procedures adopted by the Committee.
Purpose
2.	These Policies and Procedures are intended:
a)	to specify the methods by which the Audit Committee may pre-approve the provision of audit, review and attest services by any public accounting firm to the Bank and its subsidiaries;

b)	to specify the methods by which the Audit Committee may pre-approve the provision of non-audit services to the Bank and its subsidiaries by the Bank’s external auditors and their affiliates (the “auditors”) that do not impair the independence of the auditors;

c)	to set forth procedures designed to ensure that any services to be provided by the auditors and that any audit, review or attestation services to be performed by any other public accounting firm have been properly authorized and pre-approved under the authority of the Audit Committee, and that the Committee is promptly informed of each service; and

d)	to ensure that the Audit Committee’s responsibilities under applicable law are not delegated to management.
Required Approval of Audit and Non-Audit Services
3.	The Audit Committee shall pre-approve all engagements of the auditors by:
a)	the Bank; or

b)	any subsidiary.
4.	The Audit Committee shall pre-approve engagements of any public accounting firm to provide audit, review or attest services to:
a)	the Bank; or

b)	any subsidiary.
5.	The Audit Committee shall evidence its pre-approval by resolution of the Committee or through the exercise of delegated authority in accordance with these Policies and Procedures.

6.	“Subsidiary” has the meaning set forth in Rule 1-02(x) of the U.S. Securities and Exchange Commission’s Regulation S-X. The Bank considers any entity that the Bank is required to consolidate under U.S. GAAP to be a “subsidiary”.

7.	For the purpose of these Policies and Procedures and any pre-approval:
a)	“Audit services” include services that are a necessary part of the audit process and any activity that is a necessary procedure used by the accountant in reaching an opinion on the financial statements as is required under applicable auditing standards (“AAS”), including technical reviews to reach an audit judgment on complex accounting issues;

b)	The term “audit services” is broader than those services strictly required to perform an audit pursuant to AAS and include such services as:
i)	the issuance of comfort letters and consents in connection with offerings of securities;

ii)	the performance of domestic and foreign statutory audits;

iii)	attest services required by statute or regulation; and

iv)	assistance with and review of documents filed with the Office of the Superintendent of Financial Institutions, Canadian securities administrators, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve Board and other regulators having jurisdiction over the activities of the Bank and its subsidiaries, and responding to comments from such regulators;
c)	“Audit-related” services are assurance (e.g., due diligence services) and related services traditionally performed by the principal accountant and that are reasonably related to the performance of the audit or review of financial statements and not categorized under “audit fees” for disclosure purposes.

“Audit-related services” include:
i)	employee benefit plan audits, including audits of employee pension plans,

ii)	due diligence related to mergers and acquisitions,

iii)	consultations and audits in connection with acquisitions, including evaluating the accounting treatment for proposed transactions;

iv)	internal control reviews;

v)	attest services not required by statute or regulation; and

vi)	consultations regarding financial accounting and reporting standards.
Non-financial operational audits are not “audit-related” services;

d)	“Review services” are services applied to unaudited financial statements and consist of the inquiry and analytical procedures that provide the accountant with a reasonable basis for expressing limited assurance that there are no material modifications that should be made to financial statements for them to be in conformity with GAAP or, if applicable, any other comprehensive basis of accounting;

e)	“Attest” services are those engagements where the accountant issues an examination, a review, or an agreed-upon procedures report on a subject matter, or an assertion about the subject matter that is the responsibility of another party. Examples of the subject matter of an “attest” engagement include: examinations (i.e., audits) of financial forecasts and projections; reviews of pro-forma financial information; reporting on a company’s internal control over financial reporting; and examinations of compliance with contractual arrangements or laws and regulations.
Delegation
8.	The Audit Committee may from time to time delegate to one or more of its members who are “independent” (within the meanings of applicable law and the rules or policies of a securities commission having jurisdiction, and the NYSE) the power to pre-approve from time to time:
a)	audit, review or attest services to be provided by any public accounting firm (including the auditors) that have not been otherwise approved by the Committee;

b)	permissible non-audit services to be provided by the auditors that have not otherwise been approved by the Committee, and

c)	changes in the scope of pre-approved engagements and the maximum estimated fees for engagements that have been pre-approved by the Committee.
9.	The member(s) exercising such delegated authority must report at the next regularly scheduled meeting of the Audit Committee any services that were pre-approved under this delegated authority since the date of the last regularly scheduled meeting.
10.	The member(s) exercising delegated authority may evidence his or her approval by signing an instrument in writing that describes the engagement with reasonable specificity, or by signing an engagement letter containing such a description.
11.	In addition, member(s) exercising delegated authority may pre-approve an engagement orally, if any such oral approval is promptly confirmed in writing. Such written confirmation may be given by fax or e-mail and must describe the engagement with reasonable specificity.
Responsibilities of External Auditors
12.	To support the independence process, the external auditors shall:
a)	confirm in engagement letters that performance of the work will not impair independence;

b)	satisfy the Audit Committee that they have in place comprehensive internal policies and processes to ensure adherence, world-wide, to independence requirements, including robust monitoring and communications;

c)	provide regular communication and confirmation to the Committee on independence;

d)	provide for Committee approval, in connection with each annual audit engagement, a detailed scope of services outlining each individual audit to be performed and a detailed description of audit-related services;

e)	utilize the assigned tracking numbers in all fee billings and correspondence and provide detailed, quarterly fee reporting.

f)	maintain certification by the Canadian Public Accountability Board and registration with the U.S. Public Company Accounting Oversight Board; and

g)	review their partner rotation plan and advise the Committee on an annual basis.
Engagements
13.	The Audit Committee will not, as a general rule, pre-approve a service more than one year prior to the time at which it is anticipated that the firm of accountants will be engaged to provide the service.
14.	Engagements will not be considered to be revolving in nature and may not operate from year-to-year.
15.	All audit and non-audit services to be provided by the auditors and all audit, review or attest services to be provided by any public accounting firm shall be provided pursuant to an engagement letter that shall:
a)	be in writing and signed by the auditors or public accounting firm;

b)	specify the particular services to be provided;

c)	specify the period in which the services will be performed;

d)	specify the maximum total fees to be paid; and

e)	in the case of engagements of the auditors, include a confirmation by the auditors that the services are not within a category of services the provision of which would impair their independence under applicable law and Canadian and U.S. generally accepted auditing standards.
16.	Management shall, before signing and delivering an engagement letter on behalf of the Bank or a subsidiary and before authorizing the commencement of an engagement:
a)	obtain an engagement letter in accordance with the foregoing;

b)	confirm that the services are described in the engagement letter accurately and with reasonable specificity;

c)	obtain confirmation from the auditors that they have conducted an analysis that supports their conclusion that performance of the services will not impair their independence;

d)	with respect to engagements for the provision of services other than audit and audit-related services, obtain confirmation from legal counsel for the Bank that performance of the services will not impair independence; and

e)	verify that the performance of the services has been specifically approved by the Audit Committee or a member in accordance with authority delegated by the Committee.
All engagement letters entered into pursuant to these Policies and Procedures shall be made available to the Audit Committee.
Tax Services
17.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of tax services by the auditors on an engagement-by-engagement basis.
18.	The Audit Committee shall not pre-approve, and any member of the Audit Committee may not exercise delegated power to engage the auditors to provide, tax services to the Bank or a subsidiary:
a)	to represent the Bank or a subsidiary before a tax or other court; or

b)	if the provision of the services would be prohibited, as prescribed by paragraph 20 of these Policies and Procedures.
Other Non-Audit Services (Including Business Recovery Services)
19.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of other non-audit services (non-audit services other than audit-related services and tax services, and including business recovery services) by the auditors on an engagement-by-engagement basis.
Prohibited Services
20.	The Audit Committee shall not pre-approve, and any member may not exercise delegated power to engage the auditors to provide any services, including tax services or business recovery services, that involve the auditors performing any of the non-audit services set forth in paragraph (c)(4) of Rule 2-01 of the U.S. Securities and Exchange Commission’s Regulation S-X, which include:
a.	providing bookkeeping or other services related to the accounting records or financial statements of the Bank or any of its subsidiaries,

b.	providing financial information systems design and implementation to the Bank or any of its subsidiaries,

c.	providing actuarial services to the Bank or any of its subsidiaries,

d.	providing internal audit outsourcing services to the Bank or any of its subsidiaries,

e.	providing human resources services to the Bank or any of its subsidiaries,

f.	providing broker-dealer, investment adviser, or investment banking services to the Bank or any of its subsidiaries,

g.	functioning in the role of management for the Bank or any of its subsidiaries,

h.	auditing their own work in relation to the Bank or any of its subsidiaries,

i.	providing appraisal or valuation services, contribution in kind reports or fairness opinions to the Bank or any of its subsidiaries,

j.	serving in an advocacy role for the Bank or any of its subsidiaries,

k.	providing legal services to the Bank or any of its subsidiaries,

l.	providing services that fall within the category of “expert” services that are prohibited by applicable law to the Bank or any of its subsidiaries, or

m.	providing services to the Bank or any of its subsidiaries that would otherwise compromise their independence under applicable regulatory guidance.
For the purposes of the Prohibited Services listed in this Section 20 above, a “subsidiary” includes any entity for which the Bank equity accounts for purposes of U.S. GAAP that is material to the Bank. Therefore, the Audit Committee is not permitted to pre-approve the provision of the prohibited services listed above by the auditors to these entities.
Timely Reporting to the Audit Committee
21.	Management shall provide a quarterly written report to the Audit Committee of each service performed and fees, at the scheduled meeting of the Committee held following the end of each fiscal quarter end.
No Delegation to Management
22.	Nothing in these Policies and Procedures shall be interpreted as a delegation to management of the Audit Committee’s responsibilities under applicable law.
Effective Date
23.	These updated Policies and Procedures are effective as and from October 18, 2006.
Disclosure
24.	The Bank shall disclose these Policies and Procedures in its periodic filings, as required by applicable law.
Review
25.	The Audit Committee shall review and reassess the adequacy of these Policies and Procedures on a bi-annual basis.